Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

of

VELO3D, INC.

Velo3D, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on September 29, 2021, as amended by the Certificate of Amendment filed with the Secretary of State on June 8, 2023 and by the Certificate of Amendment filed with the Secretary of State on June 12, 2024 (collectively, the “Certificate of Incorporation”).

2.	Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Certificate of Amendment, and the Corporation’s stockholders have duly approved this Certificate of Amendment.

3.	The heading and text of Section 1 of Article VIII of the Certificate of Incorporation is hereby deleted and amended and restated in its entirety to read as follows:

“[RESERVED].”

4.	The foregoing terms and provisions of this Certificate of Amendment shall be effective upon filing with the Secretary of State.

5.	Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 1st day of July, 2025.

VELO3D, INC.

By:	/s/ Nancy Krystal
Name:	Nancy Krystal
Title:	Secretary